June 3, 2019
To:     Advisors Series Trust, on behalf of the
O’Shaughnessy Market Leaders Value Fund
615 E. Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as counsel to Advisors Series Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing of its Registration Statement on Form N-14 (the “Form N-14”) with the Securities and Exchange Commission relating to the issuance by the Trust of an indefinite number of shares of beneficial interest, with a par value of $0.01 per share of beneficial interest (the “Shares”) in respect of the O’Shaughnessy Market Leaders Value Fund (the “Fund”) to be issued to shareholders of the O’Shaughnessy All Cap Core Fund and shareholders of the O’Shaughnessy Enhanced Dividend Fund pursuant to an Agreement and Plan of Reorganization.

In connection with this opinion letter, we have examined the following documents:

(i)    the Trust’s Certificate of Trust (the “Certificate of Trust”) as filed with the Delaware Secretary of State on October 3, 1996, and the amendment thereto filed with the Delaware Secretary of State on April 3, 2001, certified to us by an officer of the Trust as being a true and correct copy of the Certificate of Trust and in effect on the date hereof;

(ii)    the Trust’s Agreement and Declaration of Trust dated October 3, 1996 (the “Declaration of Trust”), certified to us by an officer of the Trust as being a true and correct copy of the Declaration of Trust and in effect on the date hereof;

(iii)    a copy of the resolutions of the Trust’s Board of Trustees adopted on October 3, 1996, authorizing the Trust’s Declaration of Trust, certified to us by an officer of the Trust as being a true and complete and in full force and effect through the date hereof;

(iv)    the Trust’s Bylaws (the “Bylaws”) certified to us by an officer of the Trust as being a true and correct copy of the Bylaws and in effect on the date hereof;

(v)    a copy of the resolutions of the Trust’s Board of Trustees adopted on May 29, 2019 authorizing the filing of the Form N-14, approving the issuance of the Shares and approving the Agreement and Plan of Reorganization, certified to us by an officer of the Trust as being true and complete and in full force and effect through the date hereof;

(vi)    a copy of the Form N-14 as filed with the Securities and Exchange Commission;

(vii)    a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust as of May 30, 2019; and

(viii)    a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.
In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers of the Trust.

Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware as reflected in Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and reported judicial decisions interpreting that law. We are not licensed to practice law in the State of Delaware. We express no opinion as to the applicability or effect of the law of any jurisdiction other than that of the United States of America and the Delaware Statutory Trust Act, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be sold for consideration at their net asset value on the date of their issuance in accordance with statements in the Form N-14, in the Agreement and Plan of Reorganization, and in accordance with the Declaration of Trust, (ii) all consideration for the Shares issued by the Fund will be actually received by the Fund, and (iii) all applicable securities laws will be complied with and the Form N-14 with respect to the offering of Shares will be effective, then we are of the opinion that:

1.    The Shares will be, when sold, legally issued; and purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

The opinion is rendered solely for the benefit of the Trust and its shareholders in connection with the Form N-14 with respect to the Fund and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without our prior written consent. The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to (i) the reference of our firm as Legal Counsel in the Form N-14, and (ii) the filing of this opinion as an exhibit to the Form N-14.

Very truly yours,

SCHIFF HARDIN LLP
By:    /s/ Domenick Pugliese